Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated February 19, 2014, with respect to the combined consolidated financial statements and internal control over financial reporting included in the Annual Report of Diamondback Energy, Inc. on Form 10-K for the year ended December 31, 2013, which are incorporated by reference in this Registration Statement. We hereby consent to the incorporation by reference in this Registration Statement of said reports, and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

Oklahoma City, Oklahoma
August 14, 2014